================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     HEALTH CARE PROPERTY INVESTORS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 12, 1998

  The Annual Meeting of Stockholders of Health Care Property Investors, Inc. (the "Company") will be held in the Cabrillo Room of the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660 on Tuesday, May 12, 1998, at 9:30 a.m., California time, for the purposes of (1) electing two Directors, (2) ratifying the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 1998, and (3) transacting such other business as may properly come before the meeting.

  Only Stockholders whose names appear of record on the books of the Company at the close of business on March 18, 1998, are entitled to notice of, and to vote at, such Annual Meeting or any adjournment or adjournments thereof.

  You are cordially invited to attend the meeting in person. Whether or not you expect to attend this meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Directors



                                          [LOGO of SIGNATURE]
                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
March 30, 1998

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished to the Stockholders of Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 12, 1998, and at any and all adjournments thereof. The principal executive offices of the Company are located at 4675 MacArthur Court, Suite 900, Newport Beach, California, 92660. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will be sent to the Company's Stockholders is March 30, 1998.

  On March 18, 1998, the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 30,246,169 shares of common stock, par value $1.00 per share (the "Shares" or the "Common Stock"), outstanding. Each such Share is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their Shares for the purpose of electing Directors or otherwise.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. The power of the proxy is suspended if the person giving it attends the meeting and elects to vote in person.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of March 1, 1998, with respect to each person who is known by the Company to own beneficially more than 5% of its Shares and with respect to Shares owned beneficially by all Directors and executive officers of the Company as a group.

                                                         SHARES BENEFICIALLY OWNED
                                                      --------------------------------
                                                       AMOUNT AND NATURE OF   PERCENT
NAME OF BENEFICIAL OWNER  ADDRESS OF BENEFICIAL OWNER BENEFICIAL OWNERSHIP(1) OF CLASS
------------------------  --------------------------- ----------------------- --------
Loomis, Sayles &
 Company, L.P...........     One Financial Center          2,683,770(2)         9.3%
                             Boston, MA 02111
Scudder, Stevens &
 Clark, Inc.............     345 Park Avenue               1,834,388(2)         6.4%
                             New York, NY 10154
All Directors and
 executive officers as a
 group (11 persons).....                                   1,011,325            3.3%(3)

--------
(1) Nature of beneficial ownership is voting and/or investment power.
(2) Based on information as of December 31, 1997 obtained by the Company from public filings made by the beneficial owners listed.
(3) Includes 647,380 Shares purchasable within 60 days upon exercise of outstanding stock options.

                             ELECTION OF DIRECTORS
                              (PROXY ITEM NO. 1)

  Pursuant to the Company's Articles of Incorporation, as amended and restated to date (the "Articles of Incorporation"), the Directors have been divided into three classes, each being elected to hold office for a term of three years and until their respective successors have been duly elected and qualified. At the Annual Meeting, two Directors will be elected in one class to hold office for a term of three years and, in each case, until their respective successors have been duly elected and qualified. The remaining Directors shall continue in office until their respective terms expire and until successors have been duly elected and qualified.

  The nominees for election to the two positions of Director to be voted upon at the Annual Meeting are Paul V. Colony and Peter L. Rhein. Unless authority to vote for the election of Directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Colony and Rhein to hold office as Directors for a term of three years each and until their respective successors have been duly elected and qualified.

  If any nominee becomes unavailable for any reason (which event is not anticipated), the Shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies. In no event will the proxy be voted for more than two nominees.

                        BOARD OF DIRECTORS AND OFFICERS

  The executive officers of the Company, nominees for election as Directors of the Company and the other persons whose terms as Directors continue after the meeting, and their principal occupations for the past five years or more, their ages, their positions and offices with the Company, information as to their terms in office as Directors, and the number of Shares of the Company owned beneficially by them on March 1, 1998, are as follows:

                                                     SHARES BENEFICIALLY OWNED
                                                                (1)
                                                    -------------------------------
                                                                 NUMBER
                                                    NUMBER         OF      PERCENT
                                     FIRST   TERM     OF         OPTION      OF
                NAME            AGE ELECTED EXPIRES SHARES     SHARES (2) CLASS (3)
                ----            --- ------- ------- -------    ---------- ---------
      Paul V. Colony..........   58  1988    1998    10,600      21,000       (4)
      Robert R. Fanning, Jr. .   55  1985    2000     1,293      49,000       (4)
      Devasis Ghose...........   44   --      --     17,045      28,620       (4)
      Edward J. Henning.......   44   --      --     12,475      21,150       (4)
      Stephen R. Maulbetsch...   40   --      --     14,520      23,870       (4)
      Michael D. McKee........   52  1989    2000     2,600      25,000       (4)
      Orville E. Melby........   76  1985    1999     5,400      38,500       (4)
      Harold M. Messmer, Jr. .   52  1985    2000    44,500(5)    7,000       (4)
      James G. Reynolds.......   46   --      --     42,240      87,600       (4)
      Peter L. Rhein..........   56  1985    1998    27,400      31,000       (4)
      Kenneth B. Roath........   62  1986    1999   185,872     314,640     1.64%

--------
(1) Except as otherwise noted below, all Shares are owned beneficially by the individual listed with voting and/or investment power.

(2) Consists of Shares purchasable within 60 days upon exercise of outstanding stock options.

(3) For purposes of computing the percentages, the number of Shares outstanding includes Shares purchasable by such individual within 60 days upon exercise of outstanding stock options.

(4) Less than 1%.

(5) Includes 7,600 Shares held as custodian for his children.

  Mr. Colony is a Director and has been associated in various capacities with the insurance firm of Alexander & Alexander, Inc., now Aon Worldwide Resources, for over 30 years. He is presently Vice Chairman of Aon Worldwide Resources and Chairman, Advisory Board of Aon Risk Services Companies, Inc.

  Mr. Fanning is a Director and has been President of Northeast Health Systems, Inc. since July 1983 and Beverly Hospital Corporation since 1980. Mr. Fanning has been a member of the Massachusetts Health and Educational Facilities Authority since 1985 and Chairman of the Authority since 1993. He currently serves as a Director of Warren Bancorp, Inc. and is a past Chairman of the American College of Healthcare Executives.

  Mr. Ghose has been Senior Vice President-Finance and Treasurer of the Company since January 1995 and has been in various positions with the Company since 1986.

  Mr. Henning became Senior Vice President, General Counsel and Corporate Secretary of the Company in January 1995 and joined the Company in May 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Mr. Henning was Vice President and Legal Counsel for Weyerhaeuser Mortgage Company from 1992 to 1994 and prior thereto was an attorney with the law firm of Latham & Watkins from 1984 to 1992.

  Mr. Maulbetsch has been employed by the Company since September 1985 and became Senior Vice President-Property and Acquisition Analysis in January 1995, which title changed to Senior Vice President- Acquisitions in January 1998.

  Mr. McKee is a Director and has been Executive Vice President of The Irvine Company since April 1994 where he also serves as its Chief Financial Officer and a member of its Board of Directors. Prior thereto, he was a partner with the law firm of Latham & Watkins from January 1986 to April 1994. Mr. McKee is a Director of Irvine Apartment Communities, Inc., Realty Income Corporation and Circus Circus Enterprises, Inc.

  Mr. Melby is a Director and a retired Vice Chairman of Rainier National Bank (which was subsequently acquired by Bank of America) where he served from 1974 through 1986. Prior to his service with Rainier, Mr. Melby was Treasurer and later Vice President of Sales and Contracts of the Boeing Company.

  Mr. Messmer is a Director and has been Chairman, Chief Executive Officer and President of Robert Half International Inc. since July 1986. Mr. Messmer is also a Director of Airborne Freight Corporation and Spieker Properties, Inc.

  Mr. Reynolds became Executive Vice President of the Company in January 1995 and also serves as its Chief Financial Officer. He has been employed with the Company since its inception in 1985 and served as Senior Vice President beginning in 1988.

  Mr. Rhein is a Director and has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. Mr. Rhein is a Director of Oasis Residential, Inc.

  Mr. Roath is Chairman of the Board of Directors and became President and Chief Executive Officer of the Company in May 1988, having previously served as President and Chief Operating Officer since the inception of the Company in 1985. Mr. Roath is a past Chairman of the National Association of Real Estate Investment Trusts, Inc. and also serves as a member of its Board of Governors and is a former member of the Executive Committee. He is a Director of Franchise Finance Corporation of America and Arden Realty, Inc. Mr. Roath also serves as Chairman for the Burnham Institute (formerly the La Jolla Cancer Research Foundation) and as a Trustee of the California Museum of Science and Industry.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors held four meetings during 1997. During that period, no incumbent Director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served.

  The Board of Directors has an Audit Committee, an Investment Committee and a Compensation Committee.

  The Audit Committee is comprised of Messrs. Colony, Messmer and Rhein. The Audit Committee held two meetings during 1997. The Audit Committee is authorized to select the independent accountants to serve the Company for the ensuing year, subject to Stockholder approval; review with the independent accountants the scope and results of the audit; review management's evaluation of the Company's system of internal controls; and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

  The Investment Committee is comprised of Messrs. Fanning, Melby, Rhein and Roath. The Investment Committee held nine meetings during 1997. The Investment Committee is authorized to approve all real estate acquisitions and other investments.

  The Compensation Committee is comprised of non-employee, outside Directors of the Board. The Compensation Committee is currently comprised of Messrs. McKee, Melby and Messmer. The Compensation Committee held one meeting during 1997. The Compensation Committee is responsible for the administration of the Company's employee benefit plans. The Compensation Committee is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee also reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company.

BOARD OF DIRECTORS COMPENSATION

  The Company currently pays each non-employee outside Director a fee of $18,000 per year for services as a Director, plus $1,000 for attendance in person at each meeting of the Board of Directors or any committee meeting, and $400 for participation in any telephonic Board of Directors meeting or committee meeting, when such meeting lasts longer than a specified time period. In addition, the Company reimburses the outside Directors for travel expenses incurred in connection with their duties as Directors of the Company. Inside Directors, who are employees of the Company, do not receive any fees for serving on the Board or for attending meetings.

  Non-employee outside Directors also participate in the Second Amended and Restated Directors Stock Incentive Plan (the "Directors Stock Plan"), which was adopted by the Company and approved by stockholders in April, 1997. Under the Directors Stock Plan, on the last Thursday of April of each year, all outside Directors are granted 400 shares of restricted Common Stock ("Directors Restricted Stock") and non-qualified options ("Directors Options") to acquire 7,000 shares of Common Stock at an exercise price equal to the per share market value of the Company's Common Stock on the date of grant. In addition, for any year in which the Company exceeds certain performance goals, outside Directors will be granted an additional 3,000 options to purchase Common Stock ("Performance Options"). Directors Options and Performance Options, if any, are exercisable one year after the date of grant and expire not later than 10 years from the date of grant. The Directors Restricted Stock vests over four years and is subject to forfeiture if the outside Director's membership on the Board is terminated other than under certain circumstances. During 1997, outside Directors Colony, Fanning, McKee, Melby, Messmer and Rhein were each granted 400 shares of Directors Restricted Stock and Directors Options for 7,000 shares of Common Stock at an exercise price of $33.125. No Performance Options were granted in 1997.

  Concurrently with the adoption of the Directors Stock Plan, the Company terminated the Retirement Plan for Outside Directors (the "Directors Retirement Plan") and Messrs. Colony, Fanning, McKee, Melby, Messmer and Rhein, each having accumulated benefits under the Directors Retirement Plan, designated that such benefits be directed to an account under the Directors Deferred Compensation Plan (defined below). Each of such Directors designated that his benefits be directed to a "Retirement Benefit Stock Account," in which the amount designated is treated as if it were invested in the Common Stock of the Company, on terms identical to the Deferred Compensation Stock Account described below. No additional benefits have accrued under the Directors Retirement Plan.

  Amended and Restated Director Deferred Compensation Plan. In January 1996, the Company adopted an Amended and Restated Director Deferred Compensation Plan (the "Deferred Compensation Plan") which permits the outside Directors to elect to defer fees and retainers. Compensation deferred under the Deferred Compensation Plan is payable to a participating Director upon his or her retirement, death, disability or upon the occurrence of a substantial hardship in the sole discretion of the Compensation Committee or at such earlier date as may be designated by the Director at the time of election to participate in the Plan. Each Director participating in the Deferred Compensation Plan elects the amount of deferred compensation to be credited to (i) an interest rate account ("Deferred Compensation Interest Account") wherein the deferred amount will accrue interest at a rate equal to the prime rate of Bank of New York minus one percent or (ii) a stock credit account ("Deferred Compensation Stock Account") wherein the deferred amount is treated as if it were invested in the Common Stock of the Company with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the Company's Common Stock. In 1997 the Deferred Compensation Plan was amended to provide for the creation of a "Retirement Benefit Stock Account" and "Retirement Benefit Interest Account" in order to accommodate the transfer of the Directors' accrued benefits under the Directors Retirement Plan into the Deferred Compensation Plan. The Retirement Benefit Stock Account and Retirement Benefit Interest Account are substantially identical to the Deferred Compensation Stock Account and the Deferred Compensation Interest Account, respectively, except that amounts available in the Retirement Benefit Stock Account and in the Retirement Benefit Interest Account will be paid only after the Director's retirement from the Board of Directors. Under the Deferred Compensation Plan, amounts may periodically be transferred by the Directors beneficiary between the Retirement Benefit Stock Account and Retirement Benefit Interest Account or between the Deferred Compensation Stock Account and the Deferred Compensation Interest Account.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                       LONG-TERM COMPENSATION
                                                --------------------------------------
                          ANNUAL COMPENSATION    RESTRICTED
   NAME AND PRINCIPAL    ----------------------    STOCK        STOCK     ALL OTHER
   POSITION              YEAR  SALARY  BONUS(1) AWARDS(2)(3)   OPTIONS COMPENSATION(4)
   ------------------    ---- -------- -------- ------------   ------- ---------------
Kenneth B. Roath         1997 $422,800 $428,000  $  635,000(5) 100,000     $28,000
 Chairman, President     1996  422,800  410,000     402,900     75,000      29,000
 and Chief Executive
  Officer                1995  422,800  408,000   1,430,600(6) 100,000      30,000

James G. Reynolds        1997  261,200  200,000     135,200     38,000      18,000
 Executive Vice
  President              1996  251,200  184,000     109,900     24,000      15,000
 and Chief Financial
  Officer                1995  239,200  159,000     198,600(6)  32,000      21,000

Edward J. Henning        1997  182,200   63,000     106,200     30,000      16,000
 Senior Vice President,  1996  175,200   61,000      96,100     20,250      12,000
 General Counsel and     1995  166,800   53,000     125,100(6)  27,000       9,000
 Corporate Secretary

Devasis Ghose            1997  147,500   46,000      88,800     28,000      16,000
 Senior Vice President-- 1996  141,800   36,000      68,700     15,000      15,000
 Finance and Treasurer   1995  135,000   25,000      96,900(6)  20,000      21,000

Stephen R. Maulbetsch    1997  130,000   43,370      77,300     20,000      15,000
 Senior Vice President-- 1996  117,900   28,000      54,900     11,250      15,000
 Acquisitions            1995  110,000   26,000      97,800(6)  20,000      13,000

--------
(1) Bonuses are paid at the end of a fiscal year or beginning of the following fiscal year for the indicated year's performance.

(2) Other than Mr. Roath's May 1997 restricted stock grant discussed in footnote 5 below and the May 1995 restricted stock grants discussed in footnote 6 below, restricted stock awards vest ratably over five years. The table below shows the amounts of restricted stock held at December 31, 1997, the value of such restricted stock (calculated by multiplying the amount of restricted stock by the closing market price of $38.125 on the last trading day of 1997) and total restricted stock awards granted for the past three years. Dividends are paid on the restricted shares at the same rate as on all other shares of Common Stock of the Company. Such dividends are not included in the Summary Compensation Table.

                                                                  RESTRICTED STOCK
                            NUMBER OF SHARES      VALUE OF      GRANTS WITH RESPECT
                              OF RESTRICTED      RESTRICTED      TO INDICATED YEAR
                                STOCK AT          STOCK AT      --------------------
                            DECEMBER 31, 1997 DECEMBER 31, 1997  1995   1996   1997
                            ----------------- ----------------- ------ ------ ------
   Kenneth B. Roath........      59,292          $2,260,500     45,000 11,000 15,000
   James G. Reynolds.......      14,860             566,500      5,800  3,000  3,500
   Edward J. Henning.......       9,525             363,100      3,600  2,625  2,750
   Devasis Ghose...........       7,475             285,000      2,820  1,875  2,300
   Stephen R. Maulbetsch...       6,980             266,000      2,850  1,500  2,000

(3) Long-term incentive stock award amounts have been calculated based upon the closing market price as of the date of grant.

(4) These amounts represent the Company's contributions to the Company's 401(k) Plan (as defined below) and, for Mr. Roath only, also includes the value of $10,000 of premiums paid in 1997 by the Company for term life insurance of which the Company is not the beneficiary and which premiums are taxable income to Mr. Roath.

(5) On May 1, 1997, the Compensation Committee awarded 1,692 shares of restricted stock to Mr. Roath, having a market value on the grant date of $55,800. This restricted stock grant vests May 1, 1998. The remainder of the amount reported reflects the January 1998 grants of restricted stock for 1997 performance in connection with the annual year-end review of compensation.

(6) In May 1995, the Compensation Committee made special grants of restricted stock to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch of 30,000, 800, 100, 320 and 350 shares respectively, having market value on the grant date of $907,500, $24,200, $3,025, $9,680 and $10,590, respectively.
    Mr. Roath's special restricted stock grant vests 40% after two years and 20% per year thereafter and the grants for Messrs. Reynolds, Henning, Ghose and Maulbetsch vested November 1, 1995. The remainder of the amounts reported reflects the January 1996 grants of restricted stock for 1995 performance in connection with the annual year-end review of compensation. These grants were of 15,000, 5,000, 3,500, 2,500 and 2,500 shares to
    Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch, respectively, and had market values on the grant date of $523,100, $174,400, $122,100, $87,200 and $87,200, respectively.

  Employment Agreement. On April 28, 1988, the Company entered into an employment agreement (the "Agreement") with Kenneth B. Roath which was amended as of January 31, 1991. The Agreement is for a term of three years and will automatically be extended for an additional year on the last day of January of each year unless earlier terminated pursuant to the terms of the Agreement. The Agreement provides for a base salary to be adjusted annually at the discretion of the Board of Directors, but at a minimum to reflect increases in the Consumer Price Index. The Agreement also provides for bonus compensation. Mr. Roath is also entitled to the payment by the Company for the term of the Agreement of premiums for a term life insurance policy in the amount of $2,000,000 insuring Mr. Roath's life with a beneficiary named by Mr. Roath. If Mr. Roath's employment is terminated by a change in control or without cause, he is entitled to receive in severance pay either (i) his annual base salary at the time of termination plus an amount equal to two times the average annual bonus earned by Mr. Roath in the two years immediately preceding the date of termination, subject to a reduction by the amount of compensation that he receives from a new employer during what would have been the remainder of his term of employment with the Company, or (ii) upon thirty (30) days' written notice, a lump sum equal to the present value of the flow of cash payments that he would otherwise have been paid, but in no event shall payment be less than 2.5 or 1.5 times base salary for the applicable period for termination due to change in control or without cause, respectively.

COMPENSATION PURSUANT TO PLANS

  Section 401(k) Plan. In 1988, the Company adopted a tax-qualified cash or deferred profit-sharing plan (the "401(k) Plan"). Under the 401(k) Plan, which covers all Company employees after they have completed one year of service, employees may elect to reduce their current compensation up to a maximum of $9,500 for 1997 and $10,000 for 1998 and have the amount of the reduction contributed to the 401(k) Plan. The Company also contributes to the 401(k) Plan an amount equal to the lesser of $6,400 for 1997 and 1998 or 4% of such employee's compensation if such employee's contribution is at least the lesser of 3% of his compensation or the maximum contribution allowable by law. The employee's right to retain the Company's contributions vests at the rate of 20% per year, beginning after the employee has been with the Company for two years. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by the Company are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made. For the fiscal year ended December 31, 1997 the Company made contributions pursuant to the 401(k) Plan including Section 401(a) contributions discussed further below as follows: $82,700 on behalf of its five most highly compensated executive officers each of whose total remuneration exceeded $60,000 during such fiscal year; and $153,100 on behalf of all employees as a group. At December 31, 1997, 17 of the 26 employees of the Company were participants in the 401(k) Plan.

  In 1993, the Compensation Committee adopted an amendment to the Company's 401(k) Plan to provide for a Section 401(a) profit sharing contribution as provided for and set forth in the Internal Revenue Code. Contributions under the 401(k) Plan are subject to various limitations under the Internal Revenue Code and maximum combined employee and employer 401(k) and 401(a) contributions were limited to the lesser of 25% of taxable compensation or $30,000 per person in 1997.

  Supplemental Executive Retirement Plan. On May 1, 1988, the Board of Directors adopted a Supplemental Executive Retirement Plan (the "SERP"), amended effective January 1, 1993, which provides certain executives selected by the Compensation Committee with supplemental deferred benefits in the form of retirement payments for life. Currently, the Compensation Committee has selected Kenneth B. Roath to be a participant.

  The annual retirement benefit available to a participant under the SERP varies according to (i) the age of the participant at retirement, with the youngest retirement age being 55, and (ii) the number of years the participant has served the Company, with minimum service being five years. The normal retirement benefit payable to a participant will equal 30% of his final average earnings plus 4% of his final average earnings multiplied by years of service after age 60 (not to exceed five years). Final average earnings are defined under the plan to mean the average of the three highest, not necessarily consecutive, years' earnings. A participant's earnings include total annual cash compensation, including base salary and bonus incentive awards, and deferred cash compensation including 401(a) contributions made by the Company under the 401(k) Plan described above. If a participant retires before age 65, his benefits may be subject to reduction for early retirement.

  The SERP benefit is reduced by 100% of any retirement employee benefit received from any other Company retirement plan available to a participant (other than Section 401(a) and employee Section 401(k) contributions) and Social Security. In the event of death of a participant after retirement, 50% of the benefit earned by the participant will be paid to the surviving spouse for life and if survived by dependent children, each such child will receive a benefit equal to $1,500 per month until age 18, or age 25 if a full time student. In the event of a participant's death prior to retirement, the participant's surviving spouse will be paid the participant's retirement benefit as if the participant had retired the day before his or her death.

  The table below indicates for a range of final average earnings, anticipated annual benefits payable if Mr. Roath retired and chose to receive benefits at various ages between age 62 and age 65:

                          ANTICIPATED ANNUAL BENEFITS
                             AT AGES LISTED BELOW

          FINAL
         AVERAGE
         EARNINGS      62       63       64       65
         --------   -------- -------- -------- --------
         $835,000   $260,000 $304,000 $343,000 $393,000
          885,000             323,000  365,000  418,000
          935,000             342,000  387,000  443,000

  A life insurance policy has been purchased on the life of Mr. Roath naming the Company as sole beneficiary to provide for a portion of the obligations under the SERP. The policy is designed so that the Company will recover a portion of its SERP payments plus a factor for the use of its money.

  The Company believes that the SERP aids in the ability to attract, retain, motivate and provide financial security to management employees who render valuable services to the Company.

        OPTION GRANTS IN JANUARY 1998 WITH RESPECT TO 1997 PERFORMANCE

                                   PERCENTAGE
                         OPTIONS    OF TOTAL     EXERCISE PRICE(1) EXPIRATION
          NAME           GRANTED OPTIONS GRANTED      ($/SH)          DATE    VALUATION(2)
          ----           ------- --------------- ----------------- ---------- ------------
Kenneth B. Roath........ 100,000      38.99%          $38.625       1/28/08     $319,000
James G. Reynolds.......  38,000      14.82%           38.625       1/28/08      121,220
Edward J. Henning.......  30,000      11.70%           38.625       1/28/08       95,700
Devasis Ghose...........  28,000      10.92%           38.625       1/28/08       89,320
Stephen R. Maulbetsch...  20,000       7.80%           38.625       1/28/08       63,800

--------
(1) The market price on the date of the grant was the same as the exercise price.
(2) Calculated using the Black Scholes option valuation methodology, as recommended by Shuman, an executive compensation consulting firm. In using such methodology, the following variables were utilized: risk-free rate of return of 5.68%; .1664 five year volatility factor; 6.37% dividend yield; 3% termination discount factor; ten-year option term; which yields a discount Black Scholes value for such stock options of $3.19. The actual value, if any, that an executive officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model.

  AGGREGATED OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

                                                                NUMBER OF              VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT DECEMBER  IN-THE-MONEY OPTIONS AT
                                            VALUE               31, 1997               DECEMBER 31, 1997(3)
                         SHARES ACQUIRED     AT      ------------------------------- -------------------------
          NAME             ON EXERCISE   EXERCISE(1) EXERCISABLE(2) UNEXERCISABLE(2) EXERCISABLE UNEXERCISABLE
          ----           --------------- ----------- -------------- ---------------- ----------- -------------
Kenneth B. Roath........          0            --       314,640         152,000      $3,689,654    $599,210
James G. Reynolds.......     34,000       $605,608       87,600          48,400         882,344     190,244
Edward J. Henning.......          0            --        21,150          36,600          87,947     101,100
Devasis Ghose...........          0            --        28,620          26,680         244,213      78,769
Stephen R. Maulbetsch...      8,500       $131,559       23,870          23,580         184,911      73,044

--------
(1) Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per Share, multiplied by the number of Shares acquired on exercise.
(2) In January 1995, 30,000, 5,000, 3,000, 2,700 and 2,700 options were granted to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch, respectively, which included dividend share rights, providing for the accrual of dividends between the time the options were granted and their exercise date. At December 31, 1997, 12,000, 2,000, 1,200, 1080 and 1080
    of these options were exercisable by Messrs. Roath, Reynolds,

    Henning, Ghose and Maulbetsch, respectively, and 18,000, 3,000, 1,800, 1,620 and 1,620, respectively, were unexercisable. The dividend shares are only collectible if an option is exercised, and then only after the participant has held the underlying shares for two years following exercise. Dividend share rights accrue on such options at the same rate as dividends on the Common Stock.
(3) Calculated based on the closing market price on the last trading day of 1997 multiplied by the number of applicable Shares in-the-money, less the total exercise price for such Shares. No additional value has been assigned to the dividend shares discussed above.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph shall not be incorporated by reference into any such filings.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors, comprised of three outside, non-employee members of the Board, is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee establishes the general compensation policies of the Company, reviews and approves compensation of the executive officers of the Company and administers all of the Company's employee benefit plans. The Compensation Committee conducts an annual review of the executive compensation program of the Company to ensure that it (i) is reasonable and consistent with practices of comparably sized Real Estate Investment Trusts ("REITs") and real estate development organizations, (ii) adequately rewards performance which creates Stockholder value, and (iii) achieves the Company's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability. The Compensation Committee believes that the primary focus of the Company's compensation program should be to reward excellent performance as measured by the creation of value for Stockholders. To this end, the Compensation Committee has committed to a program that emphasizes both short and long-term incentive compensation tied directly to Stockholder value creation. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. The Compensation Committee reviews with the Board of Directors all aspects of compensation for the Company's executive officers.

  The Compensation Committee bases its compensation decisions on an analysis of the Company's performance and an evaluation of comparative compensation information. To assist it in this regard, the Compensation Committee has retained the services of Shuman Management Consulting ("Shuman"). The Compensation Committee reviews survey and other data supplied by Shuman in the course of its deliberations relating to compensation decisions and Shuman provides advice to the Compensation Committee with respect to the reasonableness of the compensation paid to its executive officers. The surveys provided by Shuman compare the Company's performance and compensation program with the performance and compensation programs of REITs and predominantly real estate organizations which have characteristics in common with the Company such as assets, market capitalization and performance ("Competitive Practices"). Some, but not all, of the companies included in the Stock Price Performance Graph are included in such compensation surveys.

  Among other information, the Compensation Committee took into consideration Shuman's report with respect to the Company's performance in 1997 as compared to 17 well-established REITs, including health care

REITs, with assets and market capitalization over $500 million and sufficient performance history to provide fair comparative analysis (the "REIT Peer Group") and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") equity health care segment. The Compensation Committee noted that the Company's total return to shareholders for 1997 of 15.06% approximated the 50th percentile of both the REIT Peer Group and the NAREIT equity health care segment, in each case a significant improvement over 1996 performance and that the Company's total returns to shareholders over the last eight years as compared to the REIT Peer Group have approximated the 50th percentile or better. In addition, the Compensation Committee took into account that the Company's investment activity for 1997 was more than twice that of any previous year and the improvement in the portfolio (including lease roll-overs of expiring leases and mortgages), each of which is directly attributable to the efforts and performance of the executive officers. The Compensation Committee also took into consideration that in 1997, the Company's funds from operations ("FFO"), the generally accepted measure of REIT operating performance, on a per share basis, was 5.8% greater than last year's levels (adjusting for an extraordinary gain in 1996). The Compensation Committee noted that although this growth was below the median for the REIT Peer Group, the 1997 levels represent the twelfth straight year of increased FFO.

COMPENSATION MIX

  The Company's executive compensation is based on three components, base salary, annual cash incentive bonuses and long-term stock incentive awards, designed in each case to accomplish the Company's compensation philosophy. The Compensation Committee targets base salary levels at approximately the 50th percentile of Competitive Practices and rewards excellent performance through incentive compensation tied to Stockholder value creation, which has resulted in total compensation in the upper quartile of Competitive Practices. The Compensation Committee has also committed to a highly leveraged program that is intended to result in 55% to 75% (depending on position) of total direct compensation comprised of incentives tied directly to Stockholder value creation.

  Base Salary. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis. The Compensation Committee generally targets base salary levels at approximately the 50th percentile of Competitive Practices. Salaries may be increased based upon an assessment of competitive pay levels or the individual's contribution to the asset and financial growth of the Company. The Compensation Committee has reviewed the base salary for each of the executive officers for 1997 and based upon the information provided by Shuman, has concluded that each of the executive officers' base compensation, including the chief executive officer's, approximated the 50th percentile of Competitive Practices and believes that the base compensation levels of the executive officers generally is reasonable in view of Competitive Practices, the Company's performance and the contribution of those officers to that performance.

  Annual Cash Incentive Awards. Annual cash bonus incentive awards are generally designed to promote Stockholder interests by establishing an "FFO target," an objective criterion which is an industry standard measurement of the Company's performance, and an objective "business development target" (collectively, the "Performance Targets"). The Performance Targets are established by the Compensation Committee at the beginning of each year at a level considered to provide Stockholders with an acceptable rate of return, and to enable an acceptable rate of return to be sustained. In addition to satisfying the Performance Targets, bonus awards are also based on personal performance measured by the extent to which personal goals are achieved. Personal performance goals necessarily vary between executive officers based upon their specific roles within the Company and specific objectives established each year for each executive officer by the Company's Chief Executive Officer. The annual cash bonus incentive awards are heavily weighted toward satisfaction of the

Performance Targets, consistent with the Compensation Committee's focus on tying incentive compensation to Stockholder value creation.

  A target award is established for each executive officer other than the Chief Executive Officer based on the level of his position, the responsibilities and duties involved therein and on Competitive Practices. The Compensation Committee approves each executive officer's target award. The target award is expressed as a percentage of base salary and ranged between 25% and 60% of base salaries in 1997. For the executive officers other than the Chief Executive Officer, no actual award can exceed 150% of an executive officer's target award. The business development target was significantly exceeded and the FFO target was substantially achieved in 1997 and target awards were approved by the Compensation Committee.

  Long-Term Incentive Stock Plans. The Compensation Committee administers the Company's benefits and stock plans, including the Company's Amended and Restated Stock Incentive Plan (the "Employee Stock Plan"). Pursuant to the Employee Stock Plan, annual stock grants and stock options have been awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options generally are granted at 100% of the current fair market value of the Company's stock. Generally, stock option grants and restricted stock awards vest over a five-year period, and the executive must be employed by the Company at the time of vesting in order to exercise the options. The Compensation Committee may make grants based on a number of factors, including (i) the executive officer's position in the Company, (ii) performance of his responsibilities, (iii) equity participation levels of comparable executives at competitive companies, and (iv) individual contribution to the success of the Company's financial performance. In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and the number of shares available for issuance. For 1997, each of the executive officers received stock options which were based on his responsibilities and relative position in the Company. The Compensation Committee did not consider the amount of options and restricted stock currently held by the officers in determining the size of current awards.

  Overall total cash compensation (base salary plus cash bonuses paid in January 1998 for 1997 performance) for the executive officers other than the chief executive officer approximated the 55th percentile of Competitive Practices and total direct compensation (cash compensation plus stock option grants in January 1998 for 1997 performance) approximated the 75th percentile of Competitive Practices. The executive officers' compensation mix for 1997 was leveraged 55% toward incentive based compensation and 45% comprised of base salary.

CHIEF EXECUTIVE COMPENSATION

  Mr. Roath's compensation in 1997 was leveraged 75% toward compensation based upon the Company's performance and 25% comprised of a base salary component. Mr. Roath's base salary approximated the 50th percentile of Competitive Practices and his total direct compensation approximated the 90th percentile of Competitive Practices. Mr. Roath received a base salary of $422,800 in 1997 which represents no increase from his base salary in 1996. For 1998, the Compensation Committee recommended a 4% increase, to $440,000 in Mr. Roath's base salary over 1997 levels in order to ensure that his base salary is at about the 50th percentile of Competitive Practices while maintaining his total compensation leveraged toward performance based incentives. The Compensation Committee believes that this compensation package both recognizes Mr. Roath's contributions to the success of the Company and appropriately leverages his compensation toward components directly linked to Stockholder value creation. The Compensation Committee also awarded Mr. Roath a cash bonus incentive award of $428,000, restricted stock grants of 15,000 shares of Common Stock and 100,000 stock option grants at an exercise price of $38.625. These awards are consistent with the Company's pay-for-performance philosophy, reflecting Mr. Roath's consistent contribution to the financial success of the Company since its inception, his continued contribution to the expansion of the Company's investment portfolio and the resulting superior total return to Stockholders.

  The other benefits received by Mr. Roath that are reported in the Summary Compensation Table are provided pursuant to his Employment Agreement. See "Executive Compensation--Employment Agreement."

  Based upon the foregoing, the Compensation Committee has reviewed and approved the total compensation for 1997 of the five most highly compensated executive officers of the Company.

POLICY WITH RESPECT TO SECTION 162(M)

  Section 162(m) of the Internal Revenue Service Code denies deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, Stockholder approval and other requirements are met. The Compensation Committee will continue to review the effects of its compensation programs with regard to Internal Revenue Code
Section 162(m). A substantial portion of the compensation program will be exempted from the $1,000,000 deduction limitation. The Company will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based, and consistent with the Company's overall compensation objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible.

                            Compensation Committee

  Orville E. Melby             Michael D. McKee        Harold M. Messmer, Jr.
  Chairman

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of the Company, the S&P 500 Index and the Equity REIT Index of the National Association of Real Estate Investment Trusts, Inc., from January 1, 1993 to December 31, 1997. Total return assumes quarterly reinvestment of dividends before consideration of income taxes.

Assumes $100 Invested January 1, 1993 in HCPI, S&P 500 Index and NAREIT Equity
                                  Reit Index


HEALTH CARE PROPERTY INVESTORS, INC.
RATE OF RETURN TREND COMPARISON
JANUARY 1, 1994-DECEMBER 31, 1997
(DECEMBER 31, 1993=100)

                    EQUITY
DATE     S&P500      REITS     HCPI
----     ------     ------     ----

Dec-93      100.00     100.00   100.00
Mar-94       96.23     103.40   114.26
Jun-94       96.61     105.31   116.98
Sep-94      101.32     103.15   115.51
Dec-94      101.27     103.17   118.70
Mar-95      111.12     102.99   118.77
Jun-95      121.73     109.05   130.49
Sep-95      131.41     114.18   140.46
Dec-95      139.32     118.92   148.12
Mar-96      146.80     121.62   135.03
Jun-96      148.93     131.14   147.19
Sep-96      158.88     136.00   144.74
Dec-96      173.91     165.19   157.87
Mar-97      178.57     166.35   152.02
Jun-97      210.59     174.66   184.10

                             CERTAIN TRANSACTIONS

  Since 1985, the Company has been insured through Alexander & Alexander, Inc., now Aon Worldwide Resources, insurance brokers for general liability, workmen's compensation, and other insurance. Paul V. Colony, a Director of the Company since April 1988, is Vice Chairman of Aon Worldwide Resources and Chairman, Advisory Board of Aon Risk Services Companies, Inc. The terms of such insurance policies were established after evaluation of market rates, and were no less favorable to the Company than might have been negotiated with an unrelated party. The premiums paid to Alexander & Alexander, Inc. and/or Aon Worldwide Resources for the fiscal year ending December 31, 1997 were approximately $256,000.

  Peter L. Rhein, a Director of the Company, Mr. Roath, a Director and officer of the Company, and Mr. Maulbetsch, an officer of the Company, have remaining balances on loans made in connection with the purchase of Shares of $115,000, $473,566 and $78,355, respectively. These loans are due on July 20, 1998, November 19, 1999 and March 28, 1999, respectively. In May of 1997 and January of 1998, additional loans of $187,902 due on April 30, 2000 and $257,495 due on January 27, 2001, respectively, were made to Mr. Roath for the purpose of paying payroll taxes due upon vesting of stock grants and are secured by stock of the Company.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities ("Insiders"), to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of Common Stock of the Company. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to Insiders were complied with.

        RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                              (PROXY ITEM NO. 2)

  Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 1997 and have been the Company's auditors since the Company's organization.

  The Directors have selected the firm of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending December 31, 1998, it being intended that such selection would be submitted for ratification by Stockholders. The proxy holders named in the accompanying form of proxy will vote the Shares represented by the proxy for ratification of the selection of Arthur Andersen LLP, unless a contrary choice has been specified on the proxy. If Stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be considered by the Directors, although the Directors would not be required to select different independent accountants for the Company. The Directors retain the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by Stockholders in the event the Directors determine that the best interest of the Company warrants a change of its independent accountants. A representative of Arthur Andersen LLP is expected to be present at the May 12, 1998 Annual Meeting with an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE SUCCEEDING YEAR.

                               VOTING PROCEDURES

  Under the Amended Bylaws of the Company as in effect on the date hereof, elections of Directors shall be by a plurality of the votes cast. Stockholders together holding a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting of Stockholders, who shall be present in person or represented by proxy at such meeting duly called, shall constitute a quorum for the transaction of business. The Inspector of Elections will treat Shares represented by properly signed and returned proxies that reflect abstentions as Shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the Stockholders for a vote. Except as otherwise noted herein, abstentions do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The Inspector of Elections will treat Shares referred to as "broker non-votes" (i.e., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owner or persons entitled to vote that the broker or nominee does not have the discretionary power to vote on a particular matter) as Shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                    DEADLINE FOR SUBMISSION OF STOCKHOLDER
                   PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  The proxy rules adopted by the SEC provide that certain Stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 23, 1998.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

  The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of Shares and will reimburse them for their expenses in doing so. The Company has retained the services of Kissel-Blake Inc., for a fee of $8,000 plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others.

  The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1997, is being mailed herewith to all Stockholders of record as of March 18, 1998. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SEC. SUCH REQUESTS SHOULD BE DIRECTED TO JAMES G. REYNOLDS, EXECUTIVE VICE PRESIDENT OF THE COMPANY, AT 4675 MACARTHUR COURT, SUITE 900, NEWPORT BEACH, CALIFORNIA 92660.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          [LOGO of SIGNATURE]
                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
March 30, 1998

                     HEALTH CARE PROPERTY INVESTORS, INC.

                                REVOCABLE PROXY

                         ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 12, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the "Company"), hereby appoints Kenneth B. Roath and Orville E. Melby as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 12, 1998 at 9:30 A.M., or any adjournment thereof.

   Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors and FOR the ratification of Arthur Andersen LLP as independent auditors. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

   The Board of Directors recommends a vote "FOR" the nominees listed below and "FOR" Proposals 2 and 3.

1. ELECTION OF DIRECTORS: Paul V. Colony and Peter L. Rhein

   [_] FOR all nominees listed above           [_] WITHHOLD AUTHORITY to vote
       (except as marked to the contrary hereon)   for all nominees listed above


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

________________________________________________________________________________

2. Ratification of Arthur Andersen LLP as independent auditors for the year ending December 31, 1998.

            [_]  FOR             [_]  AGAINST          [_]  ABSTAIN

3. In their discretion, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

            [_]  FOR             [_]  AGAINST          [_]  ABSTAIN

           IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE



______________                             ________________
ACCOUNT NUMBER                                  COMMON

                                           ________________
                                                D.R.S.

                                           Please mark, date and sign as your
                                           name appears above. If acting as
                                           executor, administrator, trustee,
                                           guardian, etc., you should so
                                           indicate when signing. If the signer
                                           is a corporation, please sign the
                                           full corporate name, by a duly
                                           authorized officer and indicate the
                                           title of such officer. If shares are
                                           held jointly, each stockholder named
                                           should sign. If you receive more than
                                           one proxy card, please date and sign
                                           each card and return all proxy cards
                                           in the enclosed envelope.

                                           Dated: _______________, 1998

                                           _____________________________________
                                           Signature

                                           _____________________________________
                                           Signature


PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.